                                                                      EXHIBIT 12

                        K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEARS ENDED DECEMBER 31
                                                                     -----------------------
                                                     1997         1996         1995         1994         1993
                                                     ----         ----         ----         ----         ----
                                                                      (Dollars in Thousands)
Earnings:
    Income From Continuing Operations
    per Statements of Income                       $ 77,497     $ 63,819     $ 52,522     $ 15,321     $ 30,869
    Add:
        Interest and Debt Expense                    51,248       37,760       34,316       32,009       31,478
        Income Taxes                                 35,661       35,897       29,050        9,500       18,599
        Portion of Rents Representative
           of the Interest Factor                    12,473        7,417        5,082        3,492        2,863
Less:
       Undistributed Earnings of less than 50%
          Owned Unconsolidated Subsidiaries           3,875           --           --           --           --
                                                   --------     --------     --------     --------     --------
        Income as Adjusted                         $173,004     $144,893     $120,970     $ 60,322     $ 83,809
                                                   ========     ========     ========     ========     ========
Fixed Charges:
    Interest and Debt Expense per
        Statements of Income
        (Includes Amortization of Debt
        Discount, Premium and Expense)             $ 43,495     $ 35,933     $ 34,211     $ 31,815     $ 30,909
    Add:
        Interest Capitalized                          7,753        1,827          105          338          965
        Portion of  Rents Representative
            of  the Interest Factor                  12,473        7,417        5,082        3,492        2,863


        Preferred  Stock Dividends of
           Subsidiary                                    --           --           --           --           69
                                                   --------     --------     --------     --------     --------
     Fixed Charges                                 $ 63,721     $ 45,177     $ 39,398     $ 35,645     $ 34,806
                                                   ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges                     2.72         3.21         3.07         1.69         2.41
                                                   ========     ========     ========     ========     ========
